Exhibit 10.24

OFFICE LEASE

ADLER REALTY INVESTMENTS, INC.

100 W, BROADWAY

DANARI BROADWAY, LLC

a Delaware Limited Liability Company,

as Landlord,

and

  GLOBAL CLEAN ENERGY HOLDINGS, INC,:
a Utah Corporation,

as Tenant.

INDEX
Pagels1
Accountant	8
Additional Notice	9
Additional Rent	4
Applicable Laws	17
Bank Prime Loan	17
Base Building	10
Base Rent	3
Base Year	4
bona-fide third-party offer	1
Brokers	19
Building
Building Common Areas,
Building Common Areas
CC&Rs	8
Control,	14
Direct Expenses	4
Eligibility Period	9
Estimate	7
Estimate Statement	7
Estimated Excess	7
Excess	7
Exercise Notice	3
Expense Year	4
First Refusal Notice	1
First Refusal Space
First Refusal Space Amendment	2
First Refusal Space Lease	2
First Refusal Space Rent	2
Force Majeure	16
Guarantor	21
HVAC	8
Initial Notice	9
Intent Notice	3
Interest Rate	17

Landlord	iii
Landlord Default	9
Landlord Parties	10
Lease	iii
Lease Commencement Date	2
Lease Expiration Date	2
Lease Term	2
Lease Year	2
Lines	20
Operating Expenses,	4
Option Rent	3
Option Rent Notice	3
Option Term	2
Original Tenant	1
Other Improvements	21
Permitted Transferee	14
Permitted Use	iv
Premises	1
Project Common Areas	1
Project Common Areas,	1
Proposition 13	6
Renovations	20
Rent Abatement	4
Rent Abatement Period	4
Rent	4
Review Period	8
Rules and Regulations	8
Security Deposit	16
Signage	16
Statement	7
Summary	iii
Superior Right Holders	2
Tax Expenses	6
TCCs	1
Tenant	iii
Tenant Parties	i
Tenant Work Letter	1
Tenant's Share	7
Termination Date	3
Termination Fee	3
Termination Notice	3
Third Party Lease	2
Transfer Premium	13

100 W. BROADWAY

OFFICE LEASE

This Office Lease (the 'Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between DANARI BROADWAY, LLC, a Delaware Limited Liability Company ("Landlord"), and GLOBAL CLEAN ENERGY HOLDINGS, INC., a Utah corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

  TERMS Of                                                                                                      DESCRIPTION

1.      Date: May 24, 2010

2.  Premises:

2.1 Building: 2.2 Premises: 2.3 Project:
That certain SIX (6)-story office building (the "Building") containing 194,184 rentable square feet of space and located at 100 W. BROADWAY, LONG BEACH, CA 90802.

2000 rentable square feet of space located on the Sixth (6th) floor of the Building and commonly known as Suite 650, as further set forth in Exhibit A to the Office Lease.

The Building is part of a ONE-building office project known as "100 W. Broadway," as further set forth in Section 1 1,2 of this Lease.

3. Lease Term (Article 2): 3.1 Length of Term: 3.2 Lease Commencement Date: 3.3 Lease Expiration Date: 3.4 Option Term(s): 4. Base Rent (Article 3):

Two (2) years and Two (2) months.

Twenty-Six (26) months from the Lease Commencement Date, which is anticipated to be August 31, 2012.

One (1) three (3)-year option(s) to renew, as more particularly set forth in Section 2.2 of this Lease.

Base Rent*	Annual	Monthly Installment of Base Rent*	Annual Rental Rate per Rentable Square Foot*
	$ 3,400.00	$ 3,400.00	$1.70
2 — 3	0.00	$0.00	$0.00
4-12	$30,600.00	$3,400.00	$1.70
13 - 26	$49,000.00	$3,500.00	$1.75

The initial Annual Base Rent (and Monthly Installment of Base Rent) was calculated by multiplying the initial Monthly Rental Rate per Rentable Square Foot by the number of rentable square feet of space in the Premises.

5. Base Year (Article 4):	Calendar year 2010.

6. Tenant's Share (Article 4):	Approximately 1.03%.

7. Permitted Use (Article 5):
Tenant shall use the Premises solely for general office use and uses incidental thereto (the "Permitted Use"); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant's Permitted Use violate, (A) Landlords "Rules and Regulations," as that term is set forth in Article 5 of this Lease, (B) all "Applicable Laws," as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes and any "CC&Rs," as that term is set forth in Article 5 of this Lease, and (D) the character of the Project as a first-class office building Project.

8. Security Deposit (Article 21):	$ 3,500.00.

9. Parking Passes Ratio
Three (3) unreserved parking spaces for every 1,000 rentable (Article 28):  square feet of the Premises. The current rates for parking are $65.00 per single unreserved pass per month and $110.00 per single reserved pass per month.

10. Address of Tenant
6033 W. Century Boulevard Suite 895
(Section 29.11):  Los Angeles, CA 90045
Attention: Bruce Nelson, CFO
(Prior to Lease Commencement Date) and
100 W. Broadway, Suite 650Long Beach, CA 90802
Attention: Bruce Nelson, CFO
(Mier Lease Commencement Date)

11. Address of Landlord (Section 29.12): 12. Broker(s) (Section 29.10): Representing Tenant: Tom Sheets, Cushman & Wakefield 3760 Kilroy Airport Way, Suite 250 Long Beach, CA 90806
DANARI BROADWAY, LLC, A DELAWARE LIMITED LIABILITY COMPANY
do Adler Realty Investments, Inc.
20951 Burbank Blvd., Suite B
Woodland Hills, CA 91367
Attention: Asset Management

Representing Landlord:
Phil Brodkin, CBRE
990 West 190th Street, Suite 100 Torrance, CA 90502-1025

Landlord, at Landlord's sole cost and expense, shall install a sink and lower cabinets (not to exceed six (6) feet) in Premises in mutually agreeable location.

13.Tenant Improvement Allowance: (Exhibit B):

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

              1.1   Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A  attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the "TCCs") herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the access ways to the Premises or the "Project," as that term is defined in Section 1.1,2, below. Except as specifically set forth in this Lease , Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.

1.1.2The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the "Building"). The Building is part of an office project known as "100 West Broadway." The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas"). The Common Areas shall consist of the "Project Common Areas" and the "Building Common Areas." The term "Project Common Areas," as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term "Building Common Areas," as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the permitted use granted under Section 5.1, below. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant's rights or access hereunder. Except when and where Tenant's right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the "Lease Term," as that term is defined in Article 2, below,

1.2 Stipulation of Rentable Square Feet of Premises. For purposes of this Lease, the "rentable square feet" of the Building and Premises shall be deemed as set forth in Section 2.1 and Section 2.2 of the Summary, respectively.

ARTICLE 2

LEASE TERM; OPTION TERM

2.1 Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set  forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs, and the second and each succeeding Lease Year shall commence on the first day of the next calendar month,

2.2 Option Term,

2.2.1 Option Right. Landlord hereby grants the Original Tenant and any Permitted Transferee, one (1) option to extend the Lease Term for the entire Premises by a period of three (3) years (the "Option Term"). Such option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, (i) Tenant is not then in default under this Lease (beyond any applicable notice and cure periods), (ii) Tenant has not been in default under this Lease (beyond any applicable notice and cure periods) more than once during the prior twelve (12) month period, (iii) Tenant has not been in default under this Lease (beyond any applicable notice and cure periods) more than three (3) times during the Lease Term, and (iv) Tenant's financial condition has not suffered a material, adverse change during the immediately preceding twenty-four (24) month period. Upon the proper exercise of such option to extend, and provided that, as of the end of the initial Lease Term, (A) Tenant is not in default under this Lease (beyond any applicable notice and cure periods), (B) Tenant has not been in default under this Lease (beyond any applicable notice and cure periods) more than once during the prior twelve(12) month period, (C) Tenant has not been in default under this Lease (beyond any applicable notice and cure periods) more than three (3) times during the Lease Term, and (D) Tenant's financial condition has not suffered a material, adverse change during the immediately preceding twenty-four (24) month period, then the Lease Term, as it applies to the entire Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall only be exercised by the Original Tenant or its Affiliate (and not any other assignee, sub-lessee or other transferee of the Original Tenant's interest in this Lease) if Original Tenant and/or its Permitted Transferee is in occupancy of the entire then-existing Premises.

2.2.2 Option Rent, The "Rent," as that term is defined in Section 4.1 of this Lease, payable by Tenant during the Option Term (the "Option Rent") shall be equal to the rent, including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises for a term of three (3) years, which comparable space is located in the downtown Long Beach office market, taking into consideration only the following concessions: (i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, and (ii) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant based upon the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant.

2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2.3. Tenant shall deliver written notice (the "Intent Notice") to Landlord not more than twelve (12) months or less than six (6) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option. On or before the date which is the later to occur of (i) thirty (30) days following its receipt of such Intent Notice, or (ii) the date which is five (5) months prior to the expiration of the initial Lease Term, Landlord shall deliver to Tenant a written notice (the "Option Rent Notice") to Tenant, setting forth Landlord's determination of the Option Rent. Within ten (10) business days of its receipt of the Option Rent Notice, Tenant may, at its option, either (A) deliver written notice (the "Exercise Notice") to Landlord, which Exercise Notice shall state that Tenant is exercising its option and excepting the Option Rent, or (B) otherwise elect not to so exercise such option. If Tenant does not timely and affirmatively exercise the option contained in this Section 2.2 by delivering the Exercise Notice pursuant to the TCCs of the foregoing sentence, Tenant shall be deemed not to have exercised such option, and the option shall terminate and be of no further force or effect.

ARTICLE 3

BASE RENT

3.1 In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant's execution of this Lease. If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (1) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Rent Abatement. Provided that the Tenant is not then in default of the Lease (as hereby amended) and is then in occupancy of the entire Premises, then during the period beginning on second (2'd) month of the Lease Term and ending after the third (3`d) month of the Lease Term (the "Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises for such Rent Abatement Period (the "Rent Abatement"). Tenant acknowledges and agrees that during such Rent Abatement Period, such abatement of Base Rent shall have no effect on the calculation of any future increases in Base Rent, Operating Costs or Landlord's Taxes payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such abatement of Base Rent. The foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Agreement, and for agreeing to pay the rent and performing the terms and conditions otherwise required under the Lease, as amended. If Tenant shall be in economic default or material non-economic default under the Lease and shall fail to cure such economic default or material non-economic default within notice and cure period, if any, permitted for cure pursuant to the Lease, then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under the Lease, one or both of the following remedies: (i) that Tenant shall immediately become obligated to pay to Landlord all Base Rent abated hereunder during the Rent Abatement Period, with interest as provided pursuant to the Lease from the date such Base Rent would have otherwise been due but for the abatement provided herein, or (ii) that the dollar amount of the unapplied portion of the Rent Abatement as of such default shall be converted to a credit to be applied to the Base Rent applicable to the Premises at the end of the Second Extended Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.

ARTICLE 4

ADDITIONAL RENT

4.1General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the "Base Year," as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any Expense Year below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent; provided, however, the parties hereby acknowledge that the first monthly installment of Tenant's Share of any "Estimated Excess," as that term is set forth in, and pursuant to the terms and conditions of, Section 4.4.2 of this Lease, shall first be due and payable for the calendar month occurring immediately following the expiration of the Base Year. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4  shall survive the expiration of the Lease Term.

4.2Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1"Base Year" shall mean the period set forth in Section 5 of the Summary.

4.2.2"Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

4.2.3"Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4"Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting principles, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (other than the cost of electricity, the payment for which shall be made in accordance with the TCCs of Section 6.1.2 of this Lease), the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, revamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project;

(vii) payments under any equipment rental agreements and the fair rental value of any management office .space;
(viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of Project manager) engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building; (xi) the cost of janitorial services to the Common Areas and the cost of alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the "Interest Rate," as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date; provided, however, that any capital expenditure shall be shall be amortized with interest at the Interest Rate over the shorter of (X) seven (7) years, or (Y) its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section

4.2.5, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building.

Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including marketing costs, legal fees, space planners' fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord's general corporate overhead and general and administrative expenses;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project visa-vise time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g) amount paid as ground rental for the Project by the Landlord;

(h) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not  affixed to the Project which is used in providing janitorial services to the Common Area (or similar services to the Project) and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k) All items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l) Costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(m) Any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(o) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; and

(p) costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord may elect to make an appropriate adjustment to the components of

Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements. In no event shall the components of Direct Expenses for any Expense Year related to Project utility, services, or insurance costs be less than the components of Direct Expenses related to Project utility, services, or insurance costs in the Base Year. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord's right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses.

4.2.5 Taxes.

4.2.5.1 "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2 Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax. Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Except as set forth in Section 4,2,5,4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.8 (except as set forth in Section 4,2,8,1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4,2.5.4 Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Tax Expense reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord.

4.2.6 "Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary.

4.3 Allocation of Direct Expenses. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.

4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the "Excess").

4.4.1 Statement of Actual Building Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state in general major categories the Building Direct Expenses incurred or accrued for the Base Year or such preceding Expense Year, as applicable, and which shall indicate the amount of the Excess. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if ally, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Building Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Building Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the Lease Expiration Date, provided, however, that Tenant shall nevertheless remain responsible for Tenant's Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year.

4.4.2 Statement of Estimated Building Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth in general major categories Landlord's reasonable estimate (the "Estimate") of what the total amount of Building Direct Expenses for the then-current Expense Year shall be and the estimated excess (the "Estimated Excess") as calculated by comparing the Building Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Building Direct Expenses for the Base Year. Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May I following the end of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the .extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Building Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof brit only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4,6 Landlord's Books and Records. Upon Tenant's written request given not more than ninety (90) daysafter Tenant's receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable cure period provided in this Lease, Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Building Direct Expenses as Tenant may reasonably request. Landlord shall provide said information to Tenant within sixty (60) days after Tenant's written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the "Review Period"), if Tenant disputes the amount of Additional Rent set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized accounting firm, and (B) is not working on a contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord's records with respect to the Statement at Landlord's offices, provided that Tenant is not then in default under this Lease (beyond any applicable notice and cure periods) and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant's agents must agree in advance to follow Landlord's reasonable rules and procedures regarding inspections of Landlord's records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant's failure to dispute the amount of Additional Rent set forth in any Statement within the Review Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such determination by the Accountant proves that Direct Expenses were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord. Tenant hereby acknowledges that Tenant's sole right to inspect Landlord's books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

Tenant shall use the Premises solely for the "Permitted Use," as that term is defined in Section 7 of the Summary, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion. Tenant covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the rules and regulations promulgated by Landlord from time to time ("Rules and Regulations"), or in violation of the laws of the United States of America, the State of California or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building, or in a manner otherwise inconsistent with the character of the Project as a first-class office building Project. Tenant shall faithfully observe and comply with the Rules and Regulations, the current set of which (as of the date of this Lease) is attached to this Lease as Exhibit D; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant's business.

ARTICLE 6

SERVICES AND UTILITIES

6.1  Standard Tenant Services. Landlord shall provide the following services and utilities.

6.1.1 Subject to reasonable change implemented by Landlord and all governmental rules, regulationsand guidelines applicable thereto, Landlord shall provide heating and all conditioning when necessary for normal comfort for normal office use in the Premises ("HVAC") from Monday through Friday from 8:00 a.m. to 7:00 p.m., and on Saturday from 8:00 a.m. to 1:00 p.m. (collectively, the "Building Hours"), except for the date of observation of locally and nationally recognized holidays (collectively, the "Holidays"). The daily time periods identified hereinabove are sometimes referred to as the "Business Hours." Landlord shall make available HVAC at other times at Tenant's expense, provided that such HVAC usage will be separately metered and billed to Tenant at the hourly rate charged by Landlord for after hours HVAC usage. Tenant shall install, operate and maintain, at its expense, such additions or modifications to HVAC Equipment as may be reasonably determined by Landlord to be necessary in order to maintain building HVAC standards or to correct temperature imbalance resulting from Tenant's installation and operation of lights, machines, computer or electronic data processing equipment or other special equipment or facilities placing a greater burden on HVAC Equipment than would general office use.

6.1.2 Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Landlord. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises. Building standard electrical power to the Premises shall be sufficient for operation under normal business conditions of building standard office lighting (approximately 3 watts per square foot of Usable Area) and receptacles (approximately 1 watt per square foot of Usable Area), Tenant shall not install or use or permit installation or use in the Premises of any electronic data processing equipment, special lighting in excess of building standard office lighting, or any other item of electrical equipment which singly consumes more than 0.25 kilowatts per hour at rated capacity or requires a voltage other than 120 volts single phase without Landlord's prior written consent. In no event shall Tenant's use of electric current ever exceed the capacity of the Building standard feeders, risers or wiring to the Building or Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Project

6.1.5 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, shall have one elevator available at all other times, except on the Holidays.

6.2   Electricity; Janitorial Service; Above Standard Tenant Services.

6.2.1  Electricity. Notwithstanding anything to the contrary set forth in Section 4 or this Article 6, Tenant shall directly pay for all electricity attributable to its use of the entire Premises (i.e., subject to any equitable adjustments for any over-standard use more particularly identified in Section 6.3, below, Tenant's Share of the cost of electricity for the Building). Tenant's payment of such amounts shall be made (i) concurrently with its monthly payment of Base Rent to the extent Landlord has previously delivered a "monthly estimate" notification, or (ii) within ten (10) days after demand (inclusive of any reconciliation statements), in either event as Additional Rent under this Lease. Given Tenant's direct payment obligations set forth hereinabove, the cost of electricity for the Building shall be excluded from Operating Expenses.

6.2.2  Above-Standard Tenant Services. Notwithstanding anything to the contrary set forth in Section 4 or this Article 6, Tenant shall directly pay to Landlord one hundred percent (100%) of the cost of all services required by Tenant to be provided by Landlord which are in excess of the services set forth in Section 6.1, above (collectively, the "Above-Standard Tenant Service"), including, but not limited to, (i) twenty-four (24) hour security services, (ii) twenty-four (24) hour porter service, (iii) any over-standard use more particularly identified in Section 6.3, below.

6.3 Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use heat- generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant's desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish.

6.4 Interruption of Use. Except as otherwise expressly provided in this Lease, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for Tenant's failure to obtain, or for any failure to furnish or delay in furnishing, any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise expressly provided in this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to Tenant's failure to obtain, or for any failure to furnish any of the services or utilities as set forth in this Article 6. Rent Abatement. If (i) Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease, (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant, and (iii) such failure relates to (A) the nonfunctioning of the heat, ventilation, and air conditioning system in the Premises, the electricity in the Premises, the nonfunctioning of the elevator service to the Premises, or (B) a failure to provide access to the Premises, Tenant shall give Landlord notice (the "Initial Notice"), specifying such failure to perform by Landlord (the "Landlord Default"). If Landlord has not cured such Landlord Default within five (5) business days after the receipt of the Initial Notice (the "Eligibility Period"), Tenant may deliver an additional notice to Landlord (the "Additional Notice"), specifying such Landlord Default and Tenant's intention to abate the payment of Rent under this Lease. If Landlord does not cure such Landlord Default within five (5) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord cures such Landlord Default or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant's sole and exclusive remedy at law or in equity for a Landlord Default. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 7

REPAIRS

Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures, equipment, window coverings, and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant's own expense but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, and the systems and equipment of the Building (collectively, the "Base Building"), except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant's expense, or, if covered by Landlord's insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant's use of, or access to, the Premises; provided that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant's use of, or access to, the Premises.

ARTICLE 8

ADDITIONS AND ALTERATIONS

Tenant may not make any improvements, alterations, additions or changes to the Premises during the Lease Term without the consent of Landlord, which consent may be granted, withheld or conditioned in the sole and absolute discretion of Landlord. Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, and (ii) the Tenant Improvements to be constructed in the Premises pursuant to the TCCs of the Tenant Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord; provided, however, that notwithstanding the foregoing, Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Tenant covenants and agrees not to suffer or permit any lien of mechanics or material men or others to be placed against the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed on or before the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INSURANCE

10,1 Indemnification and Waiver. To the extent not prohibited by law, Landlord, its members, partners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from (i) any cause in, on or about the Premises, and (ii) any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, the "Tenant Parties"), in, on or about the Project, in either event either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease or incurred by Landlord in connection with any repair, physical construction or improvement work performed by or on behalf of Tenant in the Project, but Tenant shall not be responsible for any direct or consequential damages resulting from Landlord's or contractor's acts in connection with the completion by Landlord of the tenant improvements in the Premises pursuant to the Tenant Work Letter.

10.2 Tenant's Compliance with Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant's Insurance. Tenant shall maintain Commercial/Comprehensive General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than $1,000,000.00 for each occurrence and $2,000,000.00 annual aggregate, with 0% Insured's participation. In addition, Tenant shall carry Property Insurance covering all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage. Furthermore, Tenant shall maintain (A) Worker's Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer's Liability Insurance or other similar insurance pursuant to all applicable state and local statutes and regulations, with a waiver of subrogation endorsement and with minimum limits of One Million and No/100 Dollars ($1,000,000.00) per employee and One Million and No/100 Dollars ($1,000,000.00) per occurrence, and (B) Comprehensive Automobile Liability Insurance covering all owned, hired, or non-owned vehicles with the following limits of liability: One Million Dollars ($1,000,000.00) combined single limit for bodily injury and property damage.

10,4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, after written notice to Tenant and Tenant's failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefore.

10.5 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

  10.6 Additional Insurance Obligations. Tenant shall carty and maintain during the entire Lease. Term, at
Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord. Notwithstanding the foregoing, Landlord's request shall only be considered reasonable if such increased coverage amounts and/or such new types of insurance are consistent with the requirements of a majority of Comparable Buildings, and Landlord shall not so increase the coverage amounts or require additional types of insurance during the first five (5) years of the Lease Tenn and thereafter no more often than one time in any five (5) year period.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. If the Premises or any common areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the base, shell and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building, or any other modifications to the common areas deemed desirable by Landlord, which are consistent with the character of the Project, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance carried under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the tenant improvements installed in the Premises and shall return such tenant improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant's occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises; provided, however, the foregoing abatement shall not apply to the extent such damage is not the result of the willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees.

11.2 Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of discovery of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies. In addition, in the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after the date of such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Building is located, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

ARTICLE 12

NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by Landlord of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any material part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, this Lease shall terminate upon notice by either Landlord or Tenant to the other party. Landlord shall be entitled to receive the entire award or payment in connection therewith.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors. In connection with any such transfer contemplated by Tenant, Tenant shall submit a written request for consent notice to Landlord, together with any information reasonably required by Landlord which will enable Landlord to determine (i) the financial responsibility, character, and reputation of the proposed transferee, (ii) the nature of such transferee's business, (iii) the proposed use of the applicable portion of the Premises, and (iv) any other reasonable consent parameters. Any transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed transfer, Tenant shall pay Landlord's review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2 Landlord's Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply: (1) transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project; (ii) transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the transfer on the date consent is requested; (iii) transferee intends to use the applicable portion(s) of the Premises for purposes which, are not permitted under this Lease; (iv) transferee is either a governmental agency or instrumentality thereof; or (v) the proposed transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant's proposed subtenant or assignee) who claim they were damaged by Landlord's wrongful withholding or conditioning of Landlord's consent,

14.3 Transfer Premium. If Landlord consents to a proposed transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such transferee in connection with the transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the transfer (on a per rentable square foot basis if less than all of the Premises is transferred); provided, however, such Transfer Premium shall also include, but not be limited to, key money, bonus money or other cash consideration paid by transferee to Tenant in connection with such transfer, and any payment in excess of fair market value for services rendered by Tenant to transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to transferee in connection with such Transfer.

14.4 Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of Tenant's written request for consent to so transfer, to recapture the corresponding portion of the Premises. Such recapture notice shall cancel and terminate this Lease with respect to such portion of the Premises as of the effective date of the proposed transfer. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the subject space under this Section 14,4, then, provided Landlord has consented to the proposed transfer, Tenant shall be entitled to proceed to transfer the subject space to the proposed transferee, subject to provisions of this Article 14.

14.5 Effect of Transfer. If Landlord consents to a transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further transfer by either Tenant or a transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the subject space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.

14.6 Occurrence of Default. Any transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any transfer, Landlord shall have the right to: (1) treat such transfer as cancelled and repossess the subject space by any lawful means, or (ii) require that such transferee attorn to and recognize Landlord as its landlord under any such transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any transferee to make all payments under or in connection with the transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.7 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, or (iii) an assignment of the Premises to an entity which is the resulting entity of a merger or consolidation of Tenant, shall not be deemed a Transfer under this Article 14, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease or otherwise effectuate any "release" by Tenant of such obligations. The transferee under a transfer specified in items (i), (ii) or (iii) above shall be referred to as a "Permitted Transferee." "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

ARTICLE 15

OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and damage from casualty excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the 'Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to one hundred fifty percent (150%) during the first two (2) months immediately following the expiration or earlier termination of the Lease Term, and two hundred percent (200%) thereafter. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit C, attached hereto, (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorney, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments of subordination or superiority. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1Events of Default. Events of Default, The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19,1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within three (3) days after notice; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of sixty (60) days after written notice thereof from Landlord to Tenant; or

19.1.3 To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefore; and Landlord may recover from Tenant the following: (i) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law, The term "rent" as used in this Section 19.2.1 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 24 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%),

19,2.2 If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default, The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

ARTICLE 20

FORCE MAJEURE

Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

ARTICLE 21

SECURITY DEPOSIT

Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit.

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

Landlord shall have the right to move Tenant to other space in the Project comparable to the Premises, and all terms hereof shall apply to the new space with equal force. In such event, Landlord shall give Tenant prior notice, shall provide Tenant, at Landlord's sole cost and expense, with tenant improvements at least equal in quality to those in the Premises and shall move Tenant's effects to the new space at Landlord's sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable. Simultaneously with such relocation of the Premises, the parties shall immediately execute an amendment to this Lease stating the relocation of the Premises.

ARTICLE 23

SIGNS

Any signs, notices, logos, pictures, names or advertisements ("Signage") to be installed in, on or about the Premises shall be subject to Landlord's prior approval, which approval may be granted, withheld or conditioned in Landlord's sole and absolute discretion. Any Signage installed in, on or about the Premises without Landlord's approval may be removed without notice by Landlord at the sole expense of Tenant.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, "Applicable Laws"). At its sole cost and expense, Tenant shall promptly comply with all such governmental measures (including the making of any alterations to the Premises required by Applicable Laws). Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4, above.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days following Tenant's receipt of written notice from Landlord that the same was not received when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid when due shall thereafter bear interest until paid at the "Interest Rate." For purposes of this Lease, the "Interest Rate" shall be an annual rate equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant's part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefore: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of this Article 26; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Article 26 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) post notices of non-responsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other Applicable Laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Any such entries shall be without the abatement of Rent (except as otherwise expressly provided in this Lease) and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant's use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant's use of, or access to, the Premises. Except as otherwise set forth in Section 6.4, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times .have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 28

TENANT PARKING

Tenant shall have the right to use, commencing on the Lease Commencement Date, the amount of parking spaces set forth in Section 10 of the Summary, on a monthly basis throughout the Lease Term, which parking spaces shall pertain to the Project parking facility. Tenant's continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located, including any sticker or other identification system established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking spaces used by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections,

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.

29.5 Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or anyportion of its interest in the Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Building and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability an behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit nor other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant,

29.7 Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant, Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10  Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12  No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same. services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29,13 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefore, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring,

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.17 Notices. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 9 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 29.17 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.

29.18 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.19 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in California.

29.20 Attorneys' Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

29.21 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

29.22 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.23 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the ''Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent (other than the Brokers) occurring by, through, or under the indemnifying party.

29.24 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.25 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.26 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.27 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants.

29.28 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.29 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with Applicable Laws, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions.

29.30 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

29.31 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the "Lines") at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the "Identification Requirements," as that term is set forth herein below, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements"). Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization's "2002 National Electrical Code")), or (3) otherwise represent a dangerous or potentially dangerous condition,

29.32 Development of the Project..

29.32.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.32.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.

29.32.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written,

"LANDLORD": DANARI BROADWAY, LLC a Delaware Limited Liability Company

By:
Its:
By:
Its:

"TENANT": GLOBAL CLEAN ENERGY HOLDINGS, INC A Utah Corporation

By:
Its:
By:
Its:

AVAILABLE

100 W. BROADWAY

SUITE 650
2,000 RSF

0
4'
8'
16'
N

Exhibit A

ADLER
Realty Investments, Inc.

CBRE
CB RICHARD ELLIS
(310) 516-2460
(310) 516-2357

Environ
ARCHITECTURE

Environ Arehiteoture, inc., 100 Oteartgate Blvd,, Suite P-200, Long Beach, CA 90602, USA,I 562-495-7110, F:562-432-5427, inniMenvironarch.com

EXHIBIT B

100 W. BROADWAY, LONG BEACH, CALIFORNIA 90802

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Premises for Tenant. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during the actual construction of the initial improvement of the Premises for Tenant. All references in this Tenant Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portions of Sections 1 through 6 of this Tenant Work Letter.

SECTION 1

TENANT IMPROVEMENTS

Using Building standard materials, components and finishes, Landlord shall cause the installation of lower cabinets (not to exceed six (6) feet in length) and install a sink in the Premises at a mutually agreeable location. Tenant shall make no changes, additions or modifications to the Tenant Improvements or require the installation of any "Non-Conforming Improvements" without the written consent of Landlord, which consent will not be unreasonably withheld in Landlord's sole discretion if such change or modification would directly or indirectly delay the "Substantial Completion," as that term is defined in Section 5.1 of the Tenant Work Letter of the Tenant Improvements or impose any additional costs.

SECTION 2

NON-CONFORMING IMPROVEMENTS

Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for (i) the cost of any items that arise in connection with any revisions, changes or substitutions to the Tenant Improvements, and (ii) any items requiring other than Building standard materials, components or finishes (collectively, the "Non-Conforming Improvements"). In connection therewith, any costs which arise in connection with any such Non-Conforming Improvements shall be paid by Tenant to Landlord in cash, in advance, upon Landlord's request. Any such amounts required to be paid by Tenant shall be disbursed by Landlord prior to any Landlord provided funds for the costs of construction of the Tenant Improvements.

SECTION 3

CONTRACTOR'S WARRANTIES AND GUARANTIES

Landlord hereby assigns to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the "Contractor") relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to or arising out of the design and construction of the Tenant Improvements and/or Non-Conforming Improvements.

SECTION 4

TENANT'S AGENTS

Tenant hereby protects, defends, indemnifies and holds Landlord harmless for any loss, claims, damages or delays arising from the actions of Tenant's space planner/architect and or any separate contractors, subcontractors or consultants on the Premises or in the Building.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

LEASE COMMENCEMENT DATE

5.1 Ready for Occupancy. The Premises shall be deemed "Ready for Occupancy" upon the substantial Completion of the Tenant Improvements. For purposes of this Lease, "Substantial Completion" of the Tenant Improvements shall occur upon the completion of construction of the Tenant Improvements in the Premises with the exception of any punch list items and any tenant fixtures, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

5.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Lease Commencement Date shall occur as set forth in the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Tenant Improvements or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in the Lease, as a direct, indirect, partial, or total result of:

52.1  Tenant's failure to comply with the Time Deadlines;

5.2.2  Tenant's failure to timely approve any matter requiring Tenant's approval;

5.2.3  A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.4  Changes in any of the Tenant Improvements after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;

52.5  Tenant's request for changes in the Tenant Improvements;

5.2.6  Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvements, as set forth in the Lease, or which are different from, or not included in Landlord's Building standards;

5.2.7  Changes to the Base Building required by the Tenant Improvements;

5.2.8  Tenant's use of specialized or unusual improvements and/or delays in obtaining Permits due thereto; Amount; or

5.2.9 Any failure by Tenant to timely pay to Landlord any portion of the Over-Allowance

5.2.10 Any other acts or omissions of Tenant, or its agents, or employees; then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Tenant Improvements, the Lease Commencement Date shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Tenant's Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with construction of the Tenant Improvements, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Tenant Improvements for the purpose of Tenant installing over standard equipment or fixtures (including Tenant's data and telephone equipment) in the Premises. Prior to Tenant's entry into the Premises as permitted by the terms of this Section 6,1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.1.

6.2 Freight Elevator Service. Landlord shall, consistent with its obligations to other tenants of the Building, cause one (1) passenger elevator to be "padded" and otherwise prepared and ready for freight service and shall make the same reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.

6.3 Tenant's Representative. Tenant has designated  as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.4 Landlord's Representative.Landlord has designated Lisa Barkemeyer as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.5 Tenant's Agents. All subcontractors, laborers, material men, and suppliers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

6.6 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.7 Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

EXHIBIT C

100 W. BROADWAY

FORM OF TENANT'S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the "Lease") made and entered into as of ________________, 20_______ by and betweenas Landlord, and the undersigned as Tenant, for Premises on the floor(s) of the office building located at ______________ , ________________, California _______________________ certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on, and the Lease Term expires on, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlords mortgagee.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through . The current monthly installment of Base Rent is

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder, In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13. Other than in compliance with all Applicable Laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14. To the undersigned's knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in fill.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ________________ on the day of ______________ , 200 .

Global Clean Energy Holdings, Inc: a Utah Corporation

By: _____________________________________
Its: ________________________________

By:  _____________________________________
Its:  ________________________________

EXHIBIT D)

100 W. BROADWAY

RULES AND REGULATIONS

GENERAL RULES

1.	Tenant shall not suffer or permit the obstruction of any Common Areas, including driveways, walkways and stairways.

2.	Landlord reserves the right to refuse access to any persons Landlord in good faith judges to be a threat to the safety, reputation, or property of the Project and its occupants.

3.	Tenant shall not make or permit any noise or odors that annoy or interfere with other tenants or persons having business within the Project.

4.	Tenant shall not keep animals or birds within the Project, and shall not bring bicycles, motorcycles or other vehicles into areas not designated as authorized for same.

5.	Tenant shall not make, suffer or permit litter except in appropriate receptacles for that purpose.

6.	Tenant shall not alter any lock or install new or additional locks or bolts.

7.	Tenant shall be responsible for the inappropriate use of any toilet rooms, plumbing or other utilities. No foreign substances of any kind are to be inserted therein.

8.	Tenant shall not deface the walls, partitions or other surfaces of the Premises or Project.

9.	Tenant shall not suffer or permit anything in or around the Premises, Building or Project that causes excessive vibration or floor loading in any part of the Project.

10.
Furniture, significant freight and equipment shall be moved into or out of the building only with the Landlord's knowledge and consent, and subject to such reasonable limitations, techniques and timing, as may be designated by Landlord. Tenant shall be responsible for any damage to the Project arising from any such activity.

11.	Tenant shall not employ any service or contractor for services or work to be performed in the Building or Project, except as approved by Landlord.

12.
Landlord reserves the right to close and lock the Building on Saturdays, Sundays, and Holidays, and on other days between the hours of 6:00 p.m. and 8:00 a.m.. If Tenant uses the Premises during such periods, Tenant shall be responsible for securely locking any doors it may have opened for entry.

13.	Tenant shall return all keys at the termination of its tenancy and shall be responsible for the cost of replacing any keys that are lost.

14.	No window coverings, shades or awnings shall be installed or used by Tenant.

15.	Neither Tenant nor its employees or invitees shall go upon the roof of the Building.

16.	Tenant shall not suffer or permit smoking or carrying of lighted cigars or cigarettes in areas reasonably designated by Landlord or by applicable governmental agencies as non-smoking areas.

17.	Tenant shall not use any method of heating or air conditioning other than as provided by Landlord.

18.	Tenant shall not install, maintain or operate any vending machines upon the Premises without Landlord's written consent

19.	The Premises shall not be used for lodging or manufacturing, cooking or food preparation.

20.	Tenant shall comply with all safety, fire protection and evacuation regulations established by Landlord or any applicable governmental agency.

21.
Landlord reserves the right to waive any one of these rules or regulations, and/or as to any particular tenant, and any such waiver shall not constitute a waiver of any other rule or regulation or any subsequent application thereof of such tenant.

22.	Tenant assumes all risks from theft or vandalism and agrees to keep its Premises locked as may be required.

23.
Landlord reserves the right to make such other reasonable rules and regulations as it may from time to time deem necessary for the appropriate operation and safety of the Project and its occupants in accordance with the terms and conditions of Article 5 of the Lease. Tenant agrees to abide by these and such other Rules and Regulations.

PARKING RULES

1.	Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles herein called "Permitted Size Vehicles".

2.
Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenants employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.

3. .
Parking stickers, identification devices and/or entry cards shall be the property of Landlord and be returned to Landlord by the holder, hereof upon termination of the holder's parking privileges. Tenant will pay such deposit and/or replacement charge as is reasonably established by Landlord for the use and/or loss of such devices, as applicable.

4. .
Landlord reserves the right to refuse the sale of monthly identification devices to any person or entity that willfully refuses to comply with the applicable rules, regulations, laws and/or agreements.

5.
Landlord reserves the right to relocate all or part of parking spaces to reasonably adjacent offsite location (s), and to reasonably allocate them between compact and standard size spaces, as long as the complies with Applicable Laws, ordinances and regulations.

6.	Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

7.
Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

8.	Validation, if established, will be permissible only by such method or methods as Landlord and /or its licensee may establish at rates general applicable to visitor parking.

9.	The maintenance, washing, waxing or cleaning of vehicles in the parking area or Common Areas is prohibited.

10.	Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws and agreements.

11.	Landlord reserves the right to modify these rules and/or adopt such other reasonable and non-discriminatory rules and regulations as it may deem necessary for the proper operation of the parking area.

12.	Such parking use as is herein provided is intended merely as a license only and no bailment is intended or shall be created hereby.